             As filed with the Securities and Exchange Commission
                                                 on June 10, 2004
                                  Registration No. 333-__________

=================================================================

                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          -------------

                            FORM S-8
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                         --------------

                       KAMAN CORPORATION
     (Exact name of registrant as specified in its charter)


          Connecticut                             06-0613548
  (State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)             Identification No.)


        1332 Blue Hills Avenue
        Bloomfield, Connecticut                     06002
	(Address of principal executive offices)          (Zip Code)

                         --------------

            KAMAN CORPORATION 2003 STOCK INCENTIVE PLAN

                    (Full title of the plan)

                         --------------

                         Candace A. Clark
                      Senior Vice President,
                Chief Legal Officer and Secretary
                        Kaman Corporation
                      1332 Blue Hills Avenue
                  Bloomfield, Connecticut  06002
              (Name and address of agent for service)

                          (860) 243-7100
    (Telephone number, including area code, of agent for service)

                 CALCULATION OF REGISTRATION FEE
                 -------------------------------


-----------------------------------------------------------------------------
                                                     Proposed
                                        Proposed     maximum
                                        maximum      aggregate    Amount of
Title of securities   Amount to be   offering price  offering   registration
   registered(1)     Registered (2)  per share(3)    price(3)       fee
-------------------  --------------  --------------  ---------  -------------

Class A Common          2,000,000      $  11.93     $23,860,000   $ 3,023.06
Stock, $1.00 par         shares
value per share

Class A Common          1,246,460          N/A           N/A           N/A
Stock, $1.00 par         shares
value per share
-----------------------------------------------------------------------------
          Total:        3,246,460       $  11.93     $23,860,000   $ 3,023.06
=============================================================================

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares that may become issuable as a result of terminated, expired, forfeited or surrendered awards respecting shares of the registrant's Class A Common Stock, or pursuant to the antidilution adjustment provisions of the Plan (as defined herein).

(2)  The offer and sale of 1,246,460 shares registered hereby (the
     "Carryover Shares") were previously registered pursuant to a registration statement on Form S-8 (File No. 333-66179) filed by the registrant and effective on October 27, 1998 (the "1998 Registration Statement"), for offer and sale under the registrant's 1993 Stock Incentive Plan. As of the date of filing hereof, the Carryover Shares have not been issued and sold pursuant to the 1993 Stock Incentive Plan. The registrant's 2003 Stock Incentive Plan is the successor plan to the 1993 Stock Incentive Plan. The Carryover Shares and the corresponding portion of the $5,755.47 aggregate fee paid by the registrant with respect to the 1998 Registration Statement are being carried over to this Registration Statement in accordance with Instruction E to Form S-8 and related interpretations of the staff of the Division of Corporation Finance of the Securities and Exchange Commission. Accordingly, no additional registration fee is payable with respect to the Carryover Shares.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. Based upon the average of the high and low prices reported for the Class A Common Stock on the NASDAQ National Market System on June 7, 2004

                       EXPLANATORY STATEMENT

     The purpose of this registration statement (the "Registration Statement") is to register 2,000,000 shares of Class A Common Stock, $1.00 per share par value ("Class A Common Stock") of Kaman Corporation (the "Company") reserved for issuance and delivery under the Kaman Corporation 2003 Stock Incentive Plan (the "Plan"), in addition to the 1,246,460 shares of Class A Common Stock (the "Carryover Shares") being registered hereunder which were previously registered in connection with the Company's 1993 Stock Incentive Plan on the Company's Registration Statement File No. 333-66179, filed and effective on October 27, 1998 (the "1998 Registration Statement"). Pursuant to General Instruction E of Form S-8 and related interpretations of the staff of the Division of Corporation Finance of the Securities and Exchange Commission, the 1,246,460 Carryover Shares (and the related registration fee previously paid in connection therewith) are being hereby carried forward to this Registration Statement.

     Concurrently with the filing of this Registration Statement, the Company is also filing a Post-Effective Amendment No. 1 to the 1998 Registration Statement pursuant to Item 512(a)(3) of Regulation S-K to deregister the Carryover Shares under the 1998 Registration Statement.

     As permitted by Rule 429 under the Securities Act of 1933, the prospectus related to this Registration Statement also covers securities registered under Registration Statement No. 333-66179 on Form S-8.


                             PART I

       INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     The Company shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this registration statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Kaman Corporation,

Blue Hills Avenue, Bloomfield, Connecticut 06002, Attention:
Marien Keane, Plan Administrator, telephone number 860-243-7100.


                             PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed pursuant to Sections
         13(a) or 15(d) of the Securities Exchange Act of 1934
         (the "1934 Act");

    (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the registrant document referred to in
         (a)above;

    (c)  The description of the Company's Class A Common
         Stock which is contained in its registration statement filed under the 1934 Act, and any amendment or report filed under the 1934 Act for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all shares of Class A Common Stock offered hereby have been sold or which deregisters all shares of Class A Common Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Certain information contained in this registration statement summarizes, is based upon, or refers to, information contained in one or more exhibits to this Registration Statement.
Accordingly, the information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     The legality of the shares of Class A Common Stock to which this Registration Statement relates has been passed upon by the law firm of Murtha Cullina LLP, counsel to the Company. Mr. John
S. Murtha, of counsel to Murtha Cullina LLP and a director emeritus of the Company, is currently one of six holders of a power of attorney to vote shares of the Company's Class B Common Stock held by the Company's founder, Mr. Charles H. Kaman.
Mr. Murtha also serves as a voting trustee of a voting trust (the "Voting Trust") which holds additional shares of the Company's Class B Common Stock. Mr. John C. Yavis, Jr., who is also of counsel to Murtha Cullina LLP, also serves as a voting trustee of the Voting Trust.

Item 6.  Indemnification of Directors and Officers

     Section 33-771(a) of the Connecticut Business Corporation Act ("CBCA") provides that the Company shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is a director of the Company against liability incurred in the proceeding if such individual acted in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the Company, and, in all other cases, that his or her conduct was at least not opposed to the best interests of the Company. For indemnification in the case of any criminal proceeding, a director must have had no reasonable cause to believe his or her conduct was unlawful. Section 33-776 of the CBCA provides that the Company shall, subject to the determination and authorization requirements of Section 33-775, indemnify an individual who is a party to a proceeding because he or she is an officer of the Company to the same extent as if the individual was a director of the Company under Section 33-771.

     The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA. Section 771(d) of the CBCA provides that, unless ordered by a court, the Company shall not indemnify a director under Section 33-771 of the CBCA in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771 of the CBCA, or in connection with any proceeding with respect to conduct for which the director was found liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

     Section 33-772 of the CBCA requires the Company to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he or she was a director of the Company against reasonable expenses incurred in connection with the proceeding.

     Section 33-773 of the CBCA provides that the Company may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director. The director is required to deliver a written undertaking to repay any funds advanced if such director is not entitled to mandatory indemnification and it is ultimately determined that he or she has not met the relevant standard of conduct.

     Section 33-775 of the CBCA provides that the Company shall not indemnify a director under Section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in Section 33-711. For directors, the determination and authorization required by Section 33-775 may be made by, if there are two or more disinterested directors, a majority vote of all the disinterested directors or by a majority vote of the members of a committee of two or more disinterested directors, by special legal counsel, or by the shareholders. For officers, the determination and authorization required by Section 33-775 may be also be made by the general counsel of the Company or such other or additional officer or officers as the board of directors may specify.

     Subparagraphs B and C of Article Seventh of the Amended and
Restated Certificate of Incorporation of the Company provide that:

          "B. Each director and officer of the corporation shall be indemnified by the corporation against expenses reasonably incurred by him in connection with any action, suit or proceeding instituted or threatened to which he may be made a party by reason of being or having been a director or officer of the corporation, except as to matters as to which he shall be adjudged in such action, suit or proceeding to have been neglectful of his duty as such director or officer. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled.

          C. The personal liability of a director to the Corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to an amount equal to the amount of compensation received by the director for serving the Corporation during the calendar year in which the violation occurred (and if the director received no such compensation from the Corporation during the calendar year of the violation, such director shall have no liability to the Corporation or its shareholders for breach of duty) if such breach did not:

          (1) involve a knowing and culpable violation of law by the director;

          (2) enable the director or an Associate, as defined in subdivision (3) of Section 33-374(d) of the Connecticut Stock Corporation Act as in effect at the time of the violation, to receive an improper personal economic gain;

          (3) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation;

          (4) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation; or

          (5) create liability under Section 33-321 of the Connecticut Stock Corporation Act as in effect at the time of the violation.

          Any repeal or modification of this Subparagraph C shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal and modification.

          Nothing contained in this Subparagraph C shall be construed to deny to the directors of the Corporation any of the benefits provided by Subsection (e) of Section 33-313 of the Connecticut Stock Corporation Act, as in effect at the time of the violation."

     Section 33-777 of the CBCA authorizes the Company to purchase and maintain insurance on behalf of the Company's directors and officers. The Company maintains such directors and officers liability insurance.

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits

Exhibit No.      Description
----------       -----------

  4.1       Kaman Corporation 2003 Stock Incentive Plan
            (incorporated by reference to Exhibit 10(a) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).

  5         Opinion of Murtha Cullina LLP (filed herewith).

  23.1      Consent of Independent Registered Public Accounting
            Firm (filed herewith).

  23.2 Consent of Murtha Cullina LLP (contained in their opinion filed as Exhibit 5).

  24        Power of Attorney (filed herewith).

Item 9.  Undertakings

A.  Undertaking to Update Annually

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement);

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  Undertaking With Respect to Incorporating Subsequent 1934 Act
    Documents By Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Undertaking With Respect to Indemnification of Directors,
    Officers or Controlling Persons

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bloomfield and State of Connecticut on the 10th day of June, 2004.

                                KAMAN CORPORATION

                                By: /s/ Paul R. Kuhn
                                    ----------------------------
                                    Name:  Paul R. Kuhn
                                    Title: Chairman, President
                                    and Chief Executive Officer
                                    (On behalf of the Registrant)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                  Title               Date
          ---------                  -----               ----
By: /s/ Paul R. Kuhn               Chairman,        June 10, 2004
    ---------------------       President, Chief
    Paul R. Kuhn               Executive Officer
                                 and Director
                         (Principal Executive Officer)

By: /s/ Robert M. Garneau       Executive Vice      June 10, 2004
    ---------------------    President and Chief
    Robert M. Garneau         Financial Officer
                         (Principal Financial and
                            Accounting Officer)

By: /s/ Paul R. Kuhn       Attorney-in-fact for:    June 10, 2004
---------------------
    Paul R. Kuhn

Brian E. Barents                                      Director
E. Reeves Callaway III                                Director
John A. DiBiaggio                                     Director
Edwin A. Huston                                       Director
C. William Kaman II                                   Director
Eileen S. Kraus                                       Director
Walter H. Monteith, Jr.                               Director
Richard J. Swift                                      Director

                          EXHIBIT INDEX


Exhibit No.
-----------

     5          Opinion of Murtha Cullina LLP

    23.1        Consent of Independent Registered Public
                Accounting Firm

    24          Power of Attorney